Exhibit 12.1

                          TRENWICK AMERICA CORPORATION
         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                 (Amounts in thousands of United States dollars)

                                                                            Years ended December 31,
                                                        -----------------------------------------------------------------
                                                           2002          2001          2000          1999          1998
                                                        ---------     ---------     ---------     ---------     ---------
Earnings
Net income (loss) before cumulative effect of
  change in accounting principle                        $(223,875)    $ (19,525)    $ (36,972)    $  (9,895)    $  25,608
Income taxes expense (benefit)                             61,304       (14,628)      (22,529)      (12,355)        4,762
                                                        ---------     ---------     ---------     ---------     ---------
Income (loss) before income taxes and before
  cumulative effect of change in accounting principle    (162,571)      (34,153)      (59,501)      (22,250)       30,370
Fixed charges (as below)                                   22,551        31,336        35,769        18,550        13,656
                                                        ---------     ---------     ---------     ---------     ---------
Earnings (loss) (for ratio calculation)                  (140,020)   ` $  (2,817)    $ (23,732)    $  (3,700)    $  44,026
                                                        =========     =========     =========     =========     =========

Fixed charges:
Interest expense                                        $  12,849     $  21,634     $  26,067     $   8,848     $   3,954
Dividends on capital securities of
  subsidiary trust                                          9,702         9,702         9,702         9,702         9,702
                                                        ---------     ---------     ---------     ---------     ---------
Total fixed charges                                        22,551     $  31,336     $  35,769     $  18,550     $  13,656
                                                        =========     =========     =========     =========     =========

Ratio of earnings of fixed charges                          (6.21)        (0.09)        (0.66)         (.20)          3.2
                                                        =========     =========     =========     =========     =========

Deficiency                                              $(162,571)    $ (34,153)    $ (59,501)    $ (22,250)
                                                        =========     =========     =========     =========

For purposes of computing the consolidated ratio of earnings to fixed charges, "earnings" represent income before income taxes and fixed charges. "Fixed charges" include gross interest expense (other than on deposits), minority interest and the proportion deemed representative of the interest factor of rent expense.